Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated June 30, 2009 relating to the consolidated financial statements of Banco Santander, S.A. (the “Bank”) and Companies composing, together with the Bank, the Santander Group (the “Group”), (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the consolidated financial statements referred to above have been prepared in accordance with IFRS-IASB and that, accordingly, the financial information for 2007 and 2006 differ from those contained in the consolidated financial statements filed on Form 20-F for the year ended December 31, 2007, which were prepared in accordance with International Financial Reporting Standards, as adopted by the European Union required to be applied under Bank of Spain’s Circular 4/2004) and the effectiveness of the Group´s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Santander, S.A. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte, S.L.

DELOITTE, S.L.
Madrid, Spain
July 7, 2009